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                                                                    Exhibit 16.1

April 8, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sir/Madam:

We have read Item 4 of Blue River Bancshares, Inc.'s Form 8-K dated April 5, 2004 and have the following comments:

    1. We agree with the statements made in Item 4a, except that we were informed at a March 30, 2004 meeting with the audit committee of Blue River Bancshares, Inc. that the dismissal effective date would be April 5, 2004.

    2. We have no basis on which to agree or disagree with the statements made in Item 4b.

Very truly yours,




Deloitte & Touche LLP